EXHIBIT 10.31

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ALABAMA
SOUTHERN DIVISION

ANTONIA TOLBERT, et al.,	)
)
Plaintiffs,	)
	)	Civil Action No. 01-C-1407-S
)
v.	)
)
)
)
MONSANTO COMPANY, et al.,	)
)
Defendants.	)

IN THE CIRCUIT COURT
ETOWAH COUNTY, ALABAMA

SABRINA ABERNATHY, et al.,	)
)
Plaintiffs,	)
	)	Civil Action No. CV-01-832
	)	(Etowah County)
	)	and related and consolidated cases
)
v.	)
)
)
)
MONSANTO COMPANY, et al.,	)
)
Defendants.	)

GLOBAL SETTLEMENT AGREEMENT

     On August 20, 2003, the parties in the above referenced matters appeared before the Honorable U.W. Clemon, Chief Judge, United States District Court, Northern District of Alabama, and the Honorable R. Joel Laird, Jr., Presiding Judge, Circuit Court of Calhoun County, Alabama, and announced a global settlement of approximately 21,000 filed and unfiled claims against Pharmacia Corporation, Solutia Inc., and Monsanto Company. The overall intent of the “Settling Parties” (Solutia Inc., Pharmacia

Corporation, and Monsanto Company) was to obtain a comprehensive and final global resolution of the pending litigation associated with the manufacture of PCBs at Anniston, Alabama. This litigation is exemplified by the Abernathy and Tolbert lawsuits, which include approximately 21,000 total plaintiffs (including plaintiffs for whom the Tolbert parties reached a tolling agreement) comprised of property owners, residents and nonresidents of Anniston, Alabama. The Settling Parties have offered a comprehensive global settlement and unified cleanup and community benefit remedy to resolve the disputes pending before the respective federal and state courts.

     Under the direction and oversight of the United States District Court for the Northern District of Alabama and the Circuit Court for Calhoun County, Alabama, assisted by a settlement mediator, the parties have structured and allocated this overall global settlement offer to resolve the pending litigation in the respective federal and state courts on a comprehensive and global basis. Counsel in the Tolbert and Abernathy matters have included and sought to resolve all claims and potential claims represented by their respective law offices with respect to the Anniston litigation. It is understood and agreed that this global settlement of Anniston-related litigation is interdependent upon the reasonably concurrent signing of settlement documents provided to resolve all Abernathy and Tolbert claims.

     A copy of the Settlement Agreement for the Abernathy and related cases is attached hereto as Exhibit A. A copy of the Settlement Agreement for the Tolbert and related cases and unfiled claims is attached hereto as Exhibit B. Those agreements are incorporated herein.

2

     The Settling Parties and counsel for plaintiffs and the respective Courts placed on the record an agreement in principle to complete a global settlement on August 20, 2003. At that time, the settlement was a conditional settlement.

     The Settling Parties and counsel for plaintiffs have now completed the task of setting various undertakings and obligations in separate settlement agreements in order to effectuate the agreed upon global settlement. While there are different elements included within each settlement agreement based upon various distinctions and differences among the plaintiffs and the nature and extent of their claims, counsel for plaintiffs acknowledge and agree that the settlement of the federal lawsuits was conditioned upon the reasonably concurrent signing of settlement agreements for the state lawsuits and vice versa. Counsel for plaintiffs further acknowledge and agree that while the settlement includes the payment of Six Hundred Million Dollars ($600,000,000.00) in cash, not all of such funds will be paid directly to named plaintiffs under the terms of each of the attached settlement agreements. The parties further agree and acknowledge that the overall benefits of the settlement will inure not only to the plaintiffs but also to non-plaintiff residents of Anniston and surrounding areas, the various local and county governments and the State of Alabama. The parties further agree that the overall value of this global settlement to the various stakeholders exceeds the costs associated with the implementation of the global settlement.

     IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS GLOBAL SETTLEMENT AGREEMENT AND THE ATTACHED SETTLEMENT AGREEMENTS TO BE EXECUTED ON THIS THE 9th DAY OF SEPTEMBER 2003.

/s/ Jere L. Beasley Jere L. Beasley Counsel for Plaintiffs in Tolbert matter

3

OF COUNSEL:

Jere L. Beasley
Rhon E. Jones
J. Mark Englehart
David B. Byrne, III
Larry A. Golston, Jr.
Beasley, Allen, Crow, Methvin,
Portis & Mites, P.C.
218 Commerce Street
Post Office Box 4160
Montgomery, AL 36103-4160
(334) 269-2343

D. Frank Davis
John E. Norris
Charles Tyler Vail
Davis & Norris
2151 Highland Avenue, Suite 100
Birmingham, Alabama 35205
(205) 930-9900

Robert B. Roden
Sherry H. Thomas
Shelby, Roden & Cartee
2956 Rhodes Circle
Birmingham, Alabama 35205
(205) 933-8383

/s/ Donald W. Stewart Donald W. Stewart Counsel for Plaintiffs in Abernathy and related matters

OF COUNSEL:

Donald W. Stewart
P.O. Box 2274
1131 Leighton Avenue
Anniston, AL 36202
(256) 237-9311

4

Daniel R. Benson
KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
1633 Broadway
New York, NY 10019-6799
(212) 506-1700

/s/ William S. Cox III William S. Cox III Counsel for Defendants and related entities

OF COUNSEL:

Jere F. White, Jr.
Adam K. Peck
Harlan I. Prater IV
William S. Cox III
Jackson R. Sharman III
Kevin E. Clark
Suzanne Alldredge Fleming
LIGHTFOOT, FRANKLIN & WHITE, L.L.C.
The Clark Building
400 North 20th Street
Birmingham, Alabama 35203
(205) 581-0700

Michael E. Kelly
SMITH, MOORE LLC
300 North Greene Street, Suite 1400
Greensboro, NC 27401
(336) 378-5400

J. Mark White
Julia S. Stewart
WHITE, DUNN & BOOKER
2025 3rd Avenue North, Suite 600
Birmingham, Alabama 35203-5400
(205) 323-1888

5

George P. Ford
FORD & HOWARD, P.C.
645 Walnut Street, Suite 5
Gadsden, AL 35902
(256) 546-5432

Eddie Newsom
Larry Meyers
SMITH, MOORE, LLC
1355 Peachtree Street, N.E., Suite 750
Atlanta, GA 30309
(404) 962-1000

6

IN THE CIRCUIT COURT ETOWAH COUNTY, ALABAMA

SABRINA ABERNATHY, ET AL.,	)
)
Plaintiffs,	)
	)	Civil Action No. CV-01-832
)
v.	)
)
)
)
MONSANTO COMPANY, ET AL.,	)
)
Defendants.	)

SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT is entered into by, between and among the aggregated plaintiffs and each and every individual plaintiff, by and through their counsel of record, in the matters styled Abernathy, et al v. Monsanto Company, et al., Civil Action No. CV-01-832, Circuit Court of Etowah County, Alabama (which is a consolidated action composed of matters styled Abernathy, et al. v. Monsanto Company, et al., Civil Action No. CV-96-269, Abbott, et al. v. Monsanto Company, et al., Civil Action No. CV-97-967, Nelson, et al. v. Monsanto Company, et. al., Civil Action No. CV- 99-502, Long v. Monsanto Company, et al., Civil Action No. CV-96-268), Margie Suggs, et al. v. Monsanto Company, et al., Civil Action No. CV-01-0874, Circuit Court of Calhoun County, Alabama)), and Brown v. Monsanto Company, et al., Civil Action No. 97-ETC-1618-E, United States District Court, Northern District of Alabama, and amici curiae and each individual amicus curie in United States v. Pharmacia Corporation. et al., Civil Action No. 02-C-07409-E, United States District Court, Northern District of Alabama (collectively referred to herein as “plaintiffs”), and Solutia Inc. (“Solutia”), Pharmacia Corporation, formerly known as Monsanto Company (“Pharmacia”), and new Monsanto Company (“Monsanto”) (collectively referred to herein as the “Interested Parties”).

     This Settlement Agreement is being entered into concurrently with a Global Settlement Agreement among the parties to this Settlement Agreement and the parties to a Settlement Agreement in the matter styled Tolbert et al. v. Monsanto Company, et al., Civil Action No. CV-01-C-1407-S, and other cases described in that Settlement Agreement for the Tolbert matter and its related actions and claims (“Tolbert Settlement Agreement”). The parties agree that the agreements and obligations set forth and described in this Settlement Agreement are conditional and contingent upon the parties to the Tolbert settlement signing the Tolbert Settlement Agreement and the entry of an Order and Judgment by the Honorable U. W. Clemon approving the Global Settlement Agreement and the Tolbert Settlement Agreement. The purpose of this Settlement Agreement is to effectuate the Global Settlement Agreement which is incorporated herein.

     1. The Interested Parties, jointly and severally, agree to pay the total sum of Three Hundred Million Dollars ($300,000,000.00) into the various settlement funds to be established as set forth below. All monies due under this Settlement Agreement shall be deposited by wire transfer pursuant to the following schedule:

a.	On or before 5:00 p.m. CDT on August 26, 2003, the sum of Seventy-Five Million Dollars ($75,000,000.00) shall be wire transferred to SouthTrust Bank to an interest bearing account of the Circuit Court of Calhoun County (the Honorable R. Joel Laird) (the “Court”) as follows: State of Alabama, Ted Hooks, Clerk, CV-2001-874, Account Number 69530631, Routing Number 062000080 (the “Settlement Account”);

b.	On or before 5:00 p.m. CDT on the seventh day (or the next business day thereafter if the seventh day falls on a Saturday or Sunday) following the execution and filing of this Settlement Agreement with the Court, the sum of Two Hundred Million Dollars ($200,000,000.00) shall be wire transferred to the Settlement Account;

c.	On or before 5:00 p.m. CDT on August 26, 2004, and on each August 26 of each year thereafter (or the next business day thereafter if August 26 falls on a Saturday or Sunday) up to and including August 26, 2013, the sum of Two Million, Five Hundred Thousand Dollars ($2,500,000.00) shall be wire transferred in accordance with paragraph 3.h. of this Settlement Agreement.

     2. The funds described in paragraph 1 above shall not be distributed from the Settlement Account in accordance with the provisions of this Settlement Agreement until all the following conditions have been met:

a.	the Court has entered an order approving this Settlement Agreement in substantially the form set forth in Exhibit A;

b.	the Court has approved the settlement of the claims of the plaintiffs who are minors as set forth below;

c.	Plaintiffs’ counsel notifies the Court and counsel of record for the Interested Parties that the Relocation/Property Adjustment Fund account and the corporation, foundation, trust, or other entity described in paragraph 3.d. have been established or selected.

     3. The funds in the Settlement Account shall he distributed as follows once all conditions of paragraph 2 are satisfied:

a.	Each plaintiff who is an adult, a representative of the estate of a deceased plaintiff (including any administrator ad litem appointed by the Court), or is a church, business or other entity (hereinafter collectively referred to as the “adult plaintiffs”), as a condition of receiving any payment to or on behalf of such plaintiff from any of the separately available funds established under this paragraph 3, shall be required to sign a general release of all claims in the form of the release document attached hereto as Exhibit B (the “Release”). The term “Released Parties,” as used in this Settlement Agreement, shall mean all persons and entities defined as “Released Parties” in the Release, including without limitation, the Interested Parties and their past, present and future affiliates, and their respective officers, directors, employers and agents.

b.	Within ninety days after the signing of this Settlement Agreement (which period will be extended for 30 days upon request of plaintiffs’ counsel (and thereafter upon mutual agreement of the parties hereto)) (such 90-day period, together with any extensions, being hereinafter referred to as the “Release Period”), plaintiffs’ counsel shall use diligent efforts to secure signed Releases from the adult plaintiffs, which Releases plaintiffs’ counsel shall hold in escrow. Plaintiffs’ counsel shall also use diligent efforts during the

Release Period to obtain Court approval of the settlement of the claims of the plaintiffs who are minors. Plaintiffs’ counsel may, prior to the end of such 90-day period, together with any extensions, notify the Court and the Interested Parties that they have completed such diligent efforts. If such notice is given, the Release Period shall end on the date of such notice.

c.	When plaintiffs’ counsel have obtained signed Releases from at least 75% of the adult plaintiffs, plaintiffs’ counsel shall so certify to the Court and the Interested Parties. Immediately upon such certification, all funds in the Settlement Account, including any interest accrued during the time such money was on deposit in the Settlement Account, shall be wire transferred to an interest bearing plaintiffs’ attorneys’ escrow account (“Escrow Account’) designated by plaintiffs’ counsel and approved by the Court.

After plaintiffs’ counsel have obtained court approval of the settlement of the claims of the plaintiffs who are minors and plaintiffs’ counsel have obtained signed Releases from the adult plaintiffs and those minor and adult plaintiffs (counting each estate represented by any court-appointed administrator ad litem separately) total at least 97% of the plaintiffs on the Plaintiff List described in paragraph 7, plaintiffs’ counsel shall so certify to the Court and the Interested Parties and shall release such signed

Releases from escrow and shall deliver such signed Releases to the Interested Parties. The Interested Parties shall have three business days from the receipt of the Releases to verify the number, content and execution of the Releases, to verify the number of minor plaintiffs whose claims have been settled through the Court approval process, and to raise any issues relating to the Releases or the minors’ settlement with plaintiffs’ counsel. Any dispute relating to the Releases or to the count of the Releases or the minors whose claims have been settled by Court approval shall be resolved by the Court.

At the end of this three day verification period or following the resolution by the Court of any disputes brought to the Court under this subparagraph, if plaintiffs’ counsel have obtained signed Releases from the adult plaintiffs and court approval of the claims of the minor plaintiffs that total at least 97% of the plaintiffs on the Plaintiff List, plaintiffs’ counsel shall distribute the funds in the Escrow Account as set forth in paragraphs 3.d. through 3.h. The Releases and the Court approval of the settlement of the claims of minors shall not be enforceable until such distribution of funds commences.

d.	Seventy-Five Million Dollars ($75,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid directly from the Escrow Account to plaintiffs’ counsel and to plaintiffs as follows:

i.	Thirty Million Dollars ($30,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid to plaintiffs’ counsel for attorneys’ fees.

ii.	The remaining Forty-Five Million Dollars ($45,000,000.00), plus any interested accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid from the Escrow Account to pay the claims of each settling plaintiff

e.	Fifteen Million Dollars ($15,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid directly to plaintiffs’ counsel, such amount being assessed as costs in the above referenced matter.

f.	One Hundred and Fifty Million Dollars ($150,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid directly from the Escrow Account to plaintiffs’ counsel and to a fund or funds established by plaintiffs’ counsel for relocation/property adjustment payments to plaintiffs as follows:

i.	Sixty Million Dollars ($60,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid to plaintiffs’ counsel for attorneys’ fees;

ii.	The remaining Ninety Million Dollars ($90,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid to a Relocation/ Property Adjustment Fund Account or Accounts designated by plaintiffs’ counsel for payments for the benefit of the approximately 920 plaintiff property owners and other plaintiff residents for property relocation/adjustment. The Relocation/Property Adjustment Fund shall be used for the payment of monies for the benefit of plaintiff property owners and/or plaintiff residents in accordance with a matrix to be developed by plaintiffs’ counsel in their sole discretion. Such matrix will consider such factors as, among other things, jury verdicts, proximity to the Anniston facility and drainage pathways or waterways, including Snow Creek and Choccolocco Creek, sampling results, fair market value of property, size of property, and use of property.

g.	Thirty-Five Million Dollars ($35,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid directly from the Escrow Account to plaintiffs’ counsel and to a corporation, foundation, trust or other appropriate entity designated by plaintiffs’ counsel as follows:

i.	Fourteen Million Dollars ($14,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be paid to plaintiffs’ counsel for attorneys’ fees;

ii.	Twenty-One Million Dollars ($21,000,000.00), plus any interest accrued on such amount during the time such money was on deposit in the Settlement Account and the Escrow Account, shall be used by the corporation, foundation, trust or other appropriate entity for the following general purposes, and the corporation, foundation, trust or other entity will have the authority to expend funds for such purposes, but will not be required to perform every such purpose:

(1)	To provide primary health care and/or to assist in gaining access to primary health care and other health care services (including but not limited to lab, dental, outreach, prenatal care; radiology, case management, pharmacy, preventive medicine, holistic medicine and other health care programs) by making grants or payments for the actual benefit of persons meeting the criteria of the corporation, foundation, trust or other entity;

(2)	To provide educational grants, scholarships or loans to persons meeting the criteria of the corporation, foundation, trust or other entity for purposes including but not limited to those described in subparagraph (5) below;

(3)	To provide health education and instruction to or on behalf of persons meeting criteria of the corporation, foundation, trust or other entity;

(4)	To provide such other programs or payments relating to health, education and community welfare that would benefit such persons meeting the criteria of the corporation, foundation, trust or other entity; and

(5)	To create an educational trust fund to endow scholarships, grants or loans for purposes including but not limited to the evaluation of and development of personal education plans, pre-kindergarten program participation, after-school program participation, tutoring, participation in remedial programs or individual enrichment programs, computer training programs, SAT/ACT or other examination preparation programs, and participation in technical training, vocational, GED, college or adult educational programs.

h.	The annual payments of Two Million, Five Hundred Thousand Dollars ($2,500,000.00) shall be paid directly from the Interested Parties to plaintiffs’ counsel and to the corporation, foundation, trust or other appropriate entity designated by plaintiffs’ counsel pursuant to paragraph 3.g. as follows:

i.	One Million Dollars ($1,000,000.00) shall be paid to plaintiffs’ counsel for attorneys’ fees;

ii.	One Million Five Hundred Thousand Dollars ($1,500,000.00) shall be paid to the corporation, foundation, trust or other appropriate entity established or selected in accordance with paragraph 3.g. hereof for the purposes outlined in paragraph 3.g, hereof.

     4. Within seven (7) days of the signing of this Settlement Agreement, plaintiffs’ counsel shall deliver to the Court and to the Interested Parties a list (“Plaintiff List”) of the names of all plaintiffs, with a designation of which plaintiffs are minors, who are subject to the Release provisions or Court approval of the claims of minors under this Settlement Agreement. The Plaintiff List shall not include (a) plaintiffs who died more than two years prior to the date of this Settlement Agreement and for whom Suggestions of Death have been on file for at least six months and for whom there has been no substitution as plaintiff, or (b) plaintiffs who, prior to and including August 31,2003, have moved to withdraw from the actions included within this Settlement Agreement. Within seven days of delivery of the Plaintiff List, the Interested Parties shall deliver to plaintiffs’ counsel a list of any additions or changes to the Plaintiff List they may propose based in good faith on their records. Any dispute as to the Plaintiff List shall be resolved by the Court.

5.	At the end of the Release Period, plaintiffs’ counsel shall deliver to the Court and the Interested Parties a list of all adult plaintiffs, if any, who have not signed their respective Releases (“Unsigned Plaintiffs”) and all minor plaintiffs who have not had their claims included within and resolved through the Court approval process (“Unresolved Minor Plaintiffs”), and the following provisions shall apply:

a.	If fewer than all of the adult plaintiffs have signed Releases and/or fewer than all of the minor plaintiffs have had their claims included within and resolved through court approval of the settlement of the minors’ claims, the amounts to be distributed pursuant to paragraph 3 hereof shall be reduced by:

i.	any payments that would otherwise be made to the Unsigned Plaintiffs and the Unresolved Minor Plaintiffs, if any, representing the net settlement proceeds from the fund established in paragraph 3.d.;

ii.	any payments or grants that would otherwise be made to or for the benefit of the Unsigned Plaintiffs, if any, from the Property Relocation/Adjustment Fund established under paragraph 3.f;

iii.	any payments or grants that would otherwise be made to or for the benefit of the Unsigned Plaintiffs and the Unresolved Minor Plaintiffs, if any, from the funds described in paragraphs 3.g. and h.

b.	If the adult plaintiffs who have signed Releases and the minor plaintiffs covered by the court approval of the minors’ settlement total fewer than 97% of the plaintiffs on the Plaintiff List, then the Interested Parties, at their sole discretion and election, may, during the period thirty-one (31) to sixty (60) days after the end of the Release Period except as provided in paragraph c.iii. below, give written notice to plaintiffs’ counsel that this Settlement Agreement is null and void. If the Interested Parties give such written notice, plaintiffs’ counsel shall have sixty (60) days to return any and all monies provided for hereunder to the Interested Parties. In that event, the plaintiffs reserve their right to file a motion with the Court requesting that the jury trial in the Abernathy case be resumed from the point at which it was stayed. If the Interested Parties do not give such written notice, plaintiffs’ counsel shall distribute the funds in the Escrow Account as set forth in this Settlement Agreement.

c.	Notwithstanding paragraphs 5.a. and 5.b. hereof, if the Court dismisses the claims of the Unsigned Plaintiffs and the Unresolved Minor Plaintiffs, if any, with prejudice, no later than thirty (30) days after the end of the Release Period, then:

i.	if the claims of all Unsigned Plaintiffs and the Unresolved Minor Plaintiffs are dismissed with prejudice and no notice of appeal from such dismissal is filed within forty-two (42)

days (“Appeal Period”) of such dismissal, this Settlement Agreement shall remain in full force and effect and there shall be no reduction in the amounts provided for in paragraph 3 hereof;

ii.	with respect to Unsigned Plaintiffs or Unresolved Minor Plaintiffs, if any, who file such notices of appeal within their respective Appeal Periods and Unsigned Plaintiffs and Unresolved Minor Plaintiffs, if any, whose claims are not so dismissed, the reduction provided for in 5.a. shall remain in effect, with respect to the amounts payable to such Unsigned Plaintiffs or Unresolved Minor Plaintiffs.

iii.	if the number of Unsigned Plaintiffs or Unresolved Minor Plaintiffs, if any, who file such notices of appeal within their respective Appeal Periods plus the number of Unsigned Plaintiffs and Unresolved Minor Plaintiffs, if any, whose claims are not so dismissed amount to more than 3% of the plaintiffs on the Plaintiff List, then the Interested Parties shall retain their right to cancel this Settlement Agreement under paragraph 5.b. hereof by written notice during the period thirty (30) days after the end of the last respective Appeal Period.

     6. No payments may be made to or for the benefit of any minor plaintiffs from any of the separately available funds established under paragraph 3 hereof until the Court approves the settlement of the minors’ claims. No payments may be made to minors from the Property Relocation/Adjustment Fund.

     7. Within sixty (60) days after the end of the Release Period (or, if claims of Unsigned Plaintiffs or Unresolved Minor Plaintiffs are dismissed under paragraph 5.c. hereof, within sixty (60) days of the end of the Appeal Period), plaintiffs’ counsel shall return to the Interested Parties from the Escrow Account the amounts, if any, by which the amounts to be distributed pursuant to paragraph 3 are reduced under the terms hereof on account of Unsigned Plaintiffs and Unresolved Minor Plaintiffs. Within thirty (30) days after the end of the Release Period, plaintiffs’ counsel shall also provide the following reports to the Interested Parties:

a.	a report for each such Unsigned Plaintiff or Unresolved Minor Plaintiff of the amounts calculated for payments and/or grants to or for the benefit of that Plaintiff for the purposes of paragraphs 5.a.i., ii. and iii; and

b.	with respect to each Unsigned Plaintiff or Unresolved Minor Plaintiff, if any, who, despite plaintiffs’ counsel’s good faith efforts, cannot be located, a report of the good faith efforts to locate such plaintiff.

     8. Any dispute regarding the amount of the monies, if any, to be returned to the Interested Parties pursuant to paragraphs 5 and 7 above shall be referred to Resolutions LLC for resolution, and the decision of Resolutions LLC shall be binding upon the parties to this Settlement Agreement.

     9. Plaintiffs acknowledge that the remediation obligations of the Interested Parties and the obligations, if any, of their affiliates and other persons or entities designated in Exhibit B as “Released Parties” are governed by the Revised Partial Consent Decree entered August 4, 2003. Upon delivery of the Releases from the adult plaintiffs pursuant to paragraph 3.c. hereof, plaintiffs agree to withdraw as amici curiae in the matter styled United States of America v. Pharmacia Corporation, et al.,Civil Action No. 02-C-0749-E, and to forego any right to appeal any decision of the United States District Court regarding the Revised Partial Consent Decree.

     10. It is specifically acknowledged and agreed that the agreements and obligations of the Interested Parties under this Settlement Agreement are conditioned upon the concurrent execution of the Global Settlement Agreement and the execution of the Tolbert Settlement Agreement and entry of the Order and Judgment in Tolbert.

     11. Upon delivery of the Releases from the adult plaintiffs pursuant to paragraph 3.c. hereof, and the Court’s approval of the minors’ settlement, the plaintiffs and the Interested Parties shall jointly file motions for dismissal with prejudice, along with proposed orders, to effectuate the dismissal of all released claims in the cases referenced in the first paragraph of the preamble to this Settlement Agreement other than United States v. Pharmacia Corporation, et al. The orders in the state cases shall provide that the Honorable R. Joel Laird, Jr., Calhoun County Circuit Court, retains continuing jurisdiction in those cases for the purpose of enforcing this Settlement Agreement.

     12. The parties make no representations or warranties of any kind to each other except as specifically set out in the Global Settlement Agreement and this Settlement Agreement and on the record before the Honorable U. W. Clemon and the Honorable R. Joel Laird, Jr., on August 20, 2003.

     13. The Global Settlement Agreement and this Settlement Agreement and the attached Exhibits supersede all prior discussions, negotiations and agreements between the parties with respect to the settlement of the litigation. The Global Settlement Agreement, this Settlement Agreement and the attached Exhibits, and the representations made on the record on August 20, 2003, before the Honorable U. W. Clemon and the Honorable R. Joel Laird, Jr. contain the sole and entire agreement between the parties with respect to the settlement of the plaintiffs’ claims.

     14. This Settlement Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto and approved by the Court. No such modification or amendment shall modify or amend any Release without the written consent of the affected released party or parties.

     15. It is understood and agreed by plaintiffs that the Global Settlement Agreement and this Settlement Agreement are a complete resolution, settlement and compromise of disputed claims, and neither the Global Settlement Agreement, this Settlement Agreement, the consideration, nor or any discussions regarding the Global Settlement Agreement and this Settlement Agreement shall constitute an admission of liability or wrongdoing on the part of the Released Parties. It is expressly acknowledged by plaintiffs that the Released Parties deny any liability or wrongdoing whatsoever.

     16. The parties agree that upon payment to or on behalf of the plaintiffs of the amounts (as they may be adjusted) set forth in paragraph 3d. through g. hereof and the agreement to pay the amounts set forth in paragraph 3.h. hereof, any liability for punitive damages or penalties against Pharmacia Corporation, Solutia Inc., Monsanto Company, or any of the Released Parties relating to the manufacture, use, release or disposal of polychlorinated biphenyls at or from the Anniston plant or Anniston property owned or controlled by the Released Parties is extinguished and that an assessment of punitive damages or penalties against Pharmacia Corporation, Solutia Inc., Monsanto Company, or any of the Released Parties relating to the manufacture, use, release or disposal of polychlorinated biphenyls at or from the Anniston plant or Anniston property owned or controlled by the Released Parties would not be warranted.

     17. The Global Settlement Agreement and this Settlement Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Alabama.

     18. Plaintiffs, by and through their counsel of record, represent and warrant that plaintiffs’ counsel have express authority to enter into the Global Settlement Agreement and this Settlement Agreement. The Interested Parties, by and through their undersigned counsel, represent and warrant that their undersigned counsel have express authority, pursuant to their respective Articles of Incorporation, By-Laws, Board of Directors’ resolutions, or other governing corporate policy or procedure, to enter into the Global Settlement Agreement and this Settlement Agreement on behalf of the Interested Parties.

     19. The Global Settlement Agreement and this Settlement Agreement shall apply to, be binding upon, and inure to the benefit of all of the plaintiffs and the Released Parties as well as their respective heirs, legal representatives, successors in interest and assigns. Nothing in this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity other than the plaintiffs and the Released Parties.

     20. The parties to this Settlement Agreement and their counsel shall use best efforts to effectuate the terms and purposes of this Settlement Agreement.

     21. All notices or other communications to any party to this Settlement Agreement shall be in writing (and shall include facsimile or similar writing) and shall be given to the respective parties hereto at the following addresses. Plaintiffs’ counsel and the Interested Parties may change the name and address of the person(s) designated to receive notice on behalf of such party by notice given as provided in this paragraph.

Plaintiffs:

Donald W. Stewart, Esq. 1131 Leighton Avenue P. O. Box 2274 Anniston, Alabama 36202 Facsimile: (256) 237-0713

Daniel R. Benson, Esq. Kasowitz, Benson, Torres & Friedman LLP 1633 Broadway New York, New York 10019 Facsimile: (212) 506-1800

Interested Parties:

William S. Cox, III, Esq. Lightfoot, Franklin & White, L.L.C. The Clark Building 400 20th Street North Birmingham, AL 35203-3200

     22. All obligations of the Interested Parties pursuant to this Settlement Agreement (including, but not limited to, all payment obligations) are intended to be, and shall remain, joint and several.

     23. Except as otherwise provided in the Global Settlement Agreement or this Settlement Agreement, all parties shall bear their own expenses of litigation and attorneys’ fees which have arisen or will arise in connection with the litigation referenced in the preamble to this Settlement Agreement, the Global Settlement Agreement, this Settlement Agreement, or any other matters or documents related thereto.

     24. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise a single instrument.

Dated:	9/9	, 2003	/s/ Donald W. Stewart

Attorneys for Plaintiffs

Dated:	9/9	, 2003	/s/ William S. Cox

Attorneys for Monsanto Company

Dated:	9/9	, 2003	/s/ William S. Cox

Attorneys for Solutia Inc.

Dated:	9/9	, 2003	/s/ William S. Cox

Attorneys for Pharmacia Corporation

IN THE CIRCUIT COURT
ETOWAH COUNTY, ALABAMA

SABRINA ABERNATHY, ET AL.,	)
)
Plaintiffs,	)
	)	Civil Action No. CV-01-832
)
v.	)
)
)
)
MONSANTO COMPANY, ET AL.,	)
)
Defendants.	)

ORDER APPROVING SETTLEMENT

     This matter came before the Court upon the Joint Motion of the Parties for Approval of the Global Settlement Agreement, entered into on September           , 2003, and the Settlement Agreement, entered into on September           , 2003, both of which were attached to such motion. Based upon the information provided by the parties and the experience of the Court during the course of the pretrial and trial proceedings, including the information provided during the joint hearing before the United States District Court, Northern District of Alabama and this Court on August 20, 2003, IT IS HEREBY ORDERED, ADJUDGED, and DECREED:

1.	The Global Settlement Agreement and the Settlement Agreement were the product of good faith negotiations among the parties to these actions with the assistance of Resolutions LLC as mediator.

2.	The terms and conditions of the Global Settlement Agreement and the Settlement Agreement are fair and reasonable, including the payment of attorneys’ fees and expenses as set forth in the Settlement Agreement.

3.	The Settlement Agreement is incorporated herein, and the Court retains continuing jurisdiction of this matter for the purpose of enforcing the Settlement Agreement.

4.	The Court specifically finds that upon entry of this Order and the payment to or on behalf of the plaintiffs of the amounts set forth in paragraph 3.d. through g. of the Settlement Agreement and the agreement to pay the amounts set forth in paragraph 3.h. of the Settlement Agreement, there will be no further need for punishment of or penalties against Pharmacia Corporation, Solutia Inc., Monsanto Company, or any officer, director, employee, agent, representative or affiliate thereof relating to the use, manufacture, release or disposal of polychlorinated biphenyls at or from the Anniston plant or Anniston property owned or controlled by the parties released under the terms of the Settlement Agreement. The Court further finds that an assessment of punitive damages or penalties against Pharmacia Corporation, Solutia Inc., Monsanto Company, or any officer, director, employee, agent, representative or affiliate thereof relating to the use, manufacture, release or disposal of polychlorinated biphenyls at or from the Anniston plant or Anniston property owned or controlled by the parties released under the terms of the Settlement Agreement would not be warranted.

5.	The Court hereby approves Account No. 53505264 at Citibank, N.A., Private Bank, 153 East 53rd Street, New York, New York 10043, ABA # 021 000 089, For the Account of Kasowitz, Benson, Torres & Friedman LLP, as Escrow Agent for the Abernathy Plaintiffs, as the Escrow Account designated by plaintiffs’ counsel in accordance with the provisions of the Settlement Agreement.

6.	In accordance with paragraph 3.b of the Settlement Agreement, the Court hereby assesses fifteen million dollars ($15,000,000.00) in costs against the defendants to be paid to plaintiffs’ counsel in accordance with the terms and conditions of the Settlement Agreement.

DONE and ORDERED this      day of August, 2003.

R. Joel Laird, Jr. Calhoun County Circuit Court

GENERAL RELEASE

     In consideration of the payments made by or on behalf of Pharmacia Corporation, Monsanto Company and Solaria Inc. and the obligations undertaken by Pfizer Inc., the receipt of which are hereby acknowledged, I completely release and forever discharge Pharmacia Corporation, Monsanto Company, Solutia Inc. and Pfizer Inc., their past, present, and future officers, directors, stockholders, attorneys, agents, servants, representatives, employees, contractors, distributors, dealers, subsidiaries, affiliates, insurance companies, partners, predecessors and successors in interest, and assigns and all other persons, firms or corporations with whom any of the foregoing parties have been, are now or may hereafter be affiliated (referred to herein as the “Released Parties”) from any and all legal or equitable claims, whether currently known or unknown, which I now have or may have in the future, resulting from any matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of the signing of this General Release related to the operations or activities of the plant in Anniston, Alabama that has been operated and currently is operated by one or more of the Released Parties (the “Anniston Plant”), (including any and all legal or equitable claims that were or could have been brought by me for losses of services of minors, claims for medical or other expenses incurred on behalf of minors, and any other such claims of mine which are personal to me and which were or could have been brought by me against one or more of the Released Parties solely because I am a parent or next friend of any minor), and more particularly, but without in any way limiting the generality of the foregoing, any and all legal or equitable claims, whether currently known or unknown, which I now have or may have in the future arising from or related to contamination of property or person from, or exposure of property or person to, PCBs manufactured, used or handled at the Anniston Plant or disposed of or released by or at the Anniston Plan, or emanating from the Anniston Plant or other property on which PCBs that relate to the operations or activities of the Anniston Plant are present, and without in any way limiting the generality or being bound by the particularity of the foregoing, any claims that were or could have been asserted by me in the actions included in the consolidated action in the Circuit Court of Etowah County, Alabama styled Abernathy, et al. v. Monsanto Company, et al., Civil Action No. CV-01-832, (the “Lawsuit”).

     In further consideration of the payments herein recited to have been made or to be made to me or on my behalf, and for other good and valuable consideration, I acknowledge and agree that the Released Parties do not now and have not at any time heretofore admitted liability to me or to anyone else for the claims herein released. To the contrary, the Released Parties expressly deny any such liability to any plaintiff. Based on my independent judgment, I expressly consent to the dismissal with prejudice of the claims asserted against the Released Parties in the Lawsuit.

     I represent and warrant that I intend by signing this Release to bind my heirs, administrators, successors or assigns by this Release; that I am agreeing to be bound by this Release having received the advice of counsel of my choosing; that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Release except as otherwise set forth herein; that I have the sole right and exclusive authority to negotiate any check and receive the sum specified in it; and that I have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Release.

     Executed at                                                   , this            day of           , 2003.

CAUTION: READ BEFORE SIGNING BELOW

STATE OF ALABAMA	)
)
COUNTY OF	)

     BEFORE ME, the undersigned, duly authorized to take acknowledgments in the State and County aforesaid, personally appeared                                          known to me to be the person designated in the foregoing Release and he acknowledged before me that he executed the same freely and voluntarily for the purposes described therein.

NOTARY PUBLIC

State of Alabama at Large

County of

My Commission Expires:

UNITED STATES DISTRICT COURT
NOTHERN DISTRICT OF ALABAMA
SOUTHERN DIVISION

ANTONIA TOLBERT, et al.,		)
)
	Plaintiffs,	)
)
)
vs.		)	CIVIL ACTION NO. CV-01-C-1407-S
)
)
)
MONSANTO COMPANY,		)
PHARMACIA, INC. and		)
SOLUTIA, INC.,		)
)
	Defendants.	)

SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT is entered into by, between and among the aggregated plaintiffs as defined below (collectively “Plaintiffs”), by and through their counsel of record, in the matters styled Tolbert, et al., v. Monsanto Company, et al., Civil Action No. CV-01-C-1407-S, United States District Court, Northern District of Alabama and Oliver v. Monsanto Company, et al., Civil Action No. 02-C-836-S, United States District Court, Northern District of Alabama, and Solutia Inc., Pharmacia Corporation (formerly known as Monsanto Company), and Monsanto Company, collectively referred to herein as the Defendants. This Settlement Agreement is being entered into concurrently with a Global Settlement Agreement between the parties to this Settlement Agreement and the parties to a Settlement Agreement in the matter styled Abernathy, et al. v. Monsanto Company, et al., Civil Action No. 01-832, Circuit Court, Etowah County, Alabama and other cases described in that Settlement Agreement. The parties agree that the agreements and obligations set forth and described in this Settlement Agreement are conditional and contingent upon the concurrent settlement of

Abernathy and other actions and claims included within the Global Settlement Agreement. The purpose of this Settlement Agreement is to effectuate the Global Settlement Agreement that is incorporated herein.

1.	As used in this Agreement, the term “Plaintiffs” means all persons named as plaintiffs in any complaint or amended complaint filed in these actions to date, together with any person not so named but subject to the tolling agreement between the parties. All persons subject to such tolling agreement shall be identified in an amended complaint specifically naming each person subject to the tolling agreement as an additionally named plaintiff within thirty (30) days after entry of the Final Judgment and Order. Plaintiffs may also dismiss certain plaintiffs or specified claims of certain plaintiffs, with the written agreement of Defendants, and by order of the Court.

2.	The Defendants have agreed to pay the total sum of Three Hundred Million Dollars ($300,000,000.00) in accordance with the proposed Final Judgment and Order attached hereto as Exhibit A and incorporated herein. As of August 28, 2003, the sum of seventy-five million dollars ($75,000,000.00) was transferred to the Tolbert QSF pursuant to the Order Regarding Good Faith Settlement Payment, entered August 27, 2003. Two Hundred Million Dollars ($200,000,000.00), plus interest, shall be deposited by wire transfer to the Tolbert QSF in accordance with the Final Judgment and Order as follows: the sum of one hundred and eighty million dollars ($180,000,000.00), plus interest thereon, to AmSouth Bank,

Wealth Management Operations Department, ABA #: 062000019, Account #: 0017541387, For Further Credit to Tolbert Qualified Settlement Fund, Account #: 1060001574. Attn. Laura Wainwright and the sum of twenty million dollars ($20,000,000.00), plus interest thereon, to Sterling Bank, Scott McCall, Tolbert QSF, Account Number 01414348, Routing Number 061100606. Beginning on August 26, 2004 and continuing on each August 26 up to and including August 26, 2013, the Defendants shall wire transfer the sum of two million, five hundred thousand dollars ($2,500,000.00) to an account other than an account held by the Tolbert QSF to be agreed to by the parties and approved by the Court and to be used to fund the medical clinic to be established in west Anniston in accordance with this Settlement Agreement and the Final Judgment and Order.

3.	Attorneys’ fees shall be paid by the Tolbert QSF in accordance with paragraph 4 of the Final Judgment and Order. The parties agree that the term “final” in paragraph 4 of the Final Judgment and Order means that the Final Judgment and Order has been entered by the Court, and (i) if no appeal has been taken from the Final Judgment and Order, that the time to appeal therefrom under the Federal Rules of Appellate Procedure has expired; or (ii) if any appeal has been taken from the Final Judgment and Order, that all appeals therefrom, including petitions for certiorari or any other form of review have been finally disposed of in a manner that affirms the Final Judgment and Order as to the judgment amount of Three

Hundred Million Dollars ($300,000,000.00) referenced in paragraph 2 of the Final Judgment and Order, and that the time for any further appeal, rehearing or review has expired; provided, however, that if no appeal taken from the Final Judgment and Order seeks review of the judgment amount of Three Hundred Million Dollars ($300,000,000.00), Plaintiffs, through counsel, may immediately petition the District Court, through that Court’s retained jurisdiction over this Settlement Agreement and the Final Judgment and Order, for an order directing and approving payment of attorneys’ fees from the Tolbert QSF before disposition of the appeal(s).

4.	The other funds in the Tolbert QSF shall be distributed by the Settlement Administrator pursuant to paragraph 7 of the Final Judgment and Order.

5.	Any checks made payable directly to any plaintiff or authorized plaintiff representative shall contain release language as follows:

By endorsing this check, and after being informed fully by my lawyer, I hereby release, for myself and my heirs and representatives, all claims against Monsanto Company, Solutia Inc., and Pharmacia Corporation and their affiliates to the full extent permitted under federal or state law pursuant to the Settlement Agreement and Final Judgment and Order in Tolbert, et al. v. Monsanto Company, et al., Case No. CV-01-C-1407-S, United States District Court, Northern District of Alabama. In addition, I hereby release, for myself and my heirs and representatives, all claims against the Tolbert Qualified Settlement Fund, the Settlement Administrator of that Qualified Settlement Fund, and my lawyer(s) and their affiliates to the full extent permitted under federal or state law.

The parties to this agreement hereby agree and acknowledge that the creation of the Tolbert QSF (and the funding thereof) and other good and valuable consideration, the receipt of which is acknowledged, this Agreement and the Final Judgment and Order extinguish all claims of plaintiffs to the full extent permitted by state or federal law against Pharmacia Corporation, Monsanto Company, Solutia Inc., and their related and affiliated companies, including Pfizer Inc., and their officers, directors, stockholders, attorneys, agents, servants, representatives, employees, contractors, distributors, dealers, subsidiaries, affiliates, and insurance companies and who are hereby completely released and forever discharged (referred to herein as the “Released Parties”). The Released Parties are hereinafter released and relieved from any and all legal or equitable claims, whether currently known or unknown, which any plaintiff now has or may have in the future resulting from any matter, thing, or event occurring or failing to occur at any time in the past up to and including the date hereof, and more particularly, but without in any way limiting the generality of the foregoing, any and all legal or equitable claims, which any plaintiff has arising from or related to contamination of property or person from or exposure of property or person to PCBs manufactured or handled by, disposed of, under the control of, or emanating from property owned or controlled, either in the past, present, or future, by one or more of the Released Parties and any and all legal or equitable claims, whether known or unknown, which he or she now has or may have in the future resulting or arising from any act or omission of any of the Released Parties related to the operations and activities at the plant that has been operated and currently is operated by one or more of the Released Parties in Anniston, Alabama, and more particularly, but without in any way limiting the generality of the foregoing, any claims that were or could have been asserted by him or her in the action in the United States District Court for the Northern District of Alabama styled Tolbert v.

Monsanto Co., Civil Action No. CV-01-C-1407-S and any and all legal or equitable claims that were or could have been brought by or on behalf of any plaintiff against one or more of the Released Parties.

6.	The costs, including the fees and expenses, of the Settlement Administrator shall be paid in accordance with the terms and conditions of the Final Judgment and Order and the order appointing the Settlement Administrator.

7.	Payments to minor plaintiffs shall be determined by the Settlement Administrator consistent with the Final Judgment and Order, subject to further approval by the Court.

8.	The annual payments required to be paid pursuant to paragraph 2 of this Settlement Agreement shall be used solely to operate the health clinic to be established pursuant to the Final Judgment and Order.

9.	It is specifically acknowledged and agreed that the obligations of Defendants under this Agreement are conditioned upon the concurrent entry of the Global Settlement Agreement and the Settlement Agreement in the Abernathy related matters.

10.	The parties make no representations or warranties of any kind to each other except as specifically set out in the Global Settlement Agreement, this Settlement Agreement, and the Abernathy Settlement Agreement, and on the record before the Honorable U. W. Clemon and the Honorable R. Joel Laird, Jr. on August 20, 2003 (including the Proposed Order of that date). The transcript of the hearing on August 20, 2003, the Pfizer Inc., letter to Solutia general counsel Jeff Quinn dated August 20, 2003, and the Proposed Order of August 20, 2003 are attached hereto as composite Exhibit B.

11.	The Global Settlement Agreement, this Settlement Agreement, the Final Judgment and Order, and the representations made on the record on August 20, 2003 (including the Proposed Order of that date), before the Honorable U. W. Clemon and the Honorable R. Joel Laird, Jr. contain the sole and entire agreement between the parties with respect to the settlement of the Plaintiffs’ claims.

12.	Neither the Global Settlement Agreement nor this Settlement Agreement shall be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto and approved by the Court.

13.	It is expressly acknowledged by Plaintiffs that the Defendants deny any liability or wrongdoing whatsoever, and that Monsanto Company specifically reserves its argument that it is not a proper party to this matter and that Monsanto Company’s participation in this Agreement is without prejudice to its arguments regarding its status as a party defendant.

14.	The Global Settlement Agreement, this Settlement Agreement, and the Final Judgment and Order shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Alabama. All issues relating to the Global Settlement Agreement, this Settlement Agreement, and the Final Judgment and Order or any related agreement shall be presented to the Honorable U. W. Clemon, United States District Court, Northern District of Alabama, for resolution.

15.	Plaintiffs, by and through their counsel of record, represent and warrant that Plaintiffs’ Counsel have authority to enter into the Global Settlement Agreement and this Settlement Agreement and to consent to the entry of the Final Judgment and Order. The Defendants, by and through their counsel, represent and warrant that Defendants’ Counsel have express authority, pursuant to their respective Articles of Incorporation, By-Laws, Board of Directors’ resolutions, or other governing corporate policy or procedure, to enter into the Global Settlement Agreement and this Settlement Agreement, and to consent to the entry of the Final Judgment and Order on behalf of the Defendants.

16.	The Global Settlement Agreement, this Settlement Agreement, and the Final Judgment and Order shall apply to, be binding upon, and inure to the benefit of all of the Plaintiffs (as defined in paragraph 11 of the Final Judgment and Order) and the Defendants, as well as their respective heirs, affiliates, related entities, legal representatives, successors in interest and assigns.

17.	This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise a single instrument.

Dated:	Sept 9	, 2003

/s/ Jere L. Beasley

Attorneys for Plaintiffs
Dated:	Sept. 9	, 2003

/s/ William S. Cox

Attorneys for Monsanto Company
Dated:	Sept 9	, 2003

/s/ William S. Cox

Attorneys for Solutia
Dated:	Sept 9	, 2003

/s/ William S. Cox

Attorneys for Pharmacia Corporation